Geeknet Elects Kenneth G. Langone
Chairman of the Board of Directors

MOUNTAIN VIEW, Calif., July 8, 2010 -- Geeknet, Inc. (Nasdaq: LNUX), the online network for the global geek community, today announced that Kenneth G. Langone has been elected Chairman of the Board of Directors.  Robert M. Neumeister, Jr., who has been serving as Chairman since December 2007, will remain on the board as a Director.

"We are fortunate to have Ken joining us at Geeknet," said Scott L. Kauffman, President and Chief Executive Officer.  "His experience, wisdom and tremendous business acumen will serve us well as we continue to grow our ecommerce and media businesses."

Mr. Langone is the founder and, since 1974, has been Chairman of the Board, Chief Executive Officer and President of Invemed Associates, LLC, a New York Stock Exchange firm engaged in investment banking and brokerage.  He is a co-founder of The Home Depot, Inc. and was a director and member of the executive committee of its board for 30 years.  He also serves on the boards of YUM Brands and Unifi, Inc.

In addition to his business affiliations, Mr. Langone’s extensive philanthropic endeavors include serving as the Chair of the Board of Trustees of the NYU Langone Medical Center.  Mr. Langone is also the Chairman of the Promise Academy, a charter school in New York City, and serves on the boards of The Ronald McDonald House of NY, Robin Hood Foundation, CSIS, The Medal of Honor Foundation and the Harlem Children’s Zone.

"I am delighted to be joining the Geeknet team," said Langone. "The company has tremendous potential and is at an important stage in its growth.  I look forward to contributing to the success of this innovative and forward thinking company.”

ABOUT GEEKNET

Geeknet is the online network for the global geek community. Our sites include SourceForge, Slashdot, ThinkGeek, Geek.com, Ohloh and freshmeat. We serve an audience of nearly 44 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.

(*June 2010 Unique Visitors 43.9M. Source: Google Analytics and Omniture) Geeknet, SourceForge, Slashdot, ThinkGeek, Geek.com, Ohloh and freshmeat are trademarks of Geeknet, Inc. All other trademarks or product names are the property of their respective owners.

Geeknet Media Contact:
Tracey Parry of Airfoil Public Relations, (650) 691-7302, geeknet@airfoilpr.com

Geeknet Investor Relations Contact:
Todd Friedman or Stacie Bosinoff, The Blueshirt Group, (415) 217-7722, ir@geek.net